SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                   Q-MED, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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     4) Proposed maximum aggregate value of transaction:

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     4)  Date Filed:

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

                                   Q-MED, INC.
                              100 METRO PARK SOUTH
                        LAURENCE HARBOR, NEW JERSEY 08878

                            ------------------------

                            NOTICE OF ANNUAL MEETING

                            ------------------------

                                                              September 21, 1999

     NOTICE IS HEREBY given that the Annual Meeting of the stockholders of qmed, Inc. (the "Company"), will be held at the Sheraton at Woodbridge Place, Iselin, New Jersey 08830, on October 25, 1999 at 9:00 A.M., for the following purposes:

     1.   To elect a Board of Directors.

     2.   To approve the Company's 1999 Equity Incentive Plan.

     3. To approve an amendment to the Company's certificate of incorporation to authorize a class of "blank check" preferred stock.

     4. To ratify the selection of the Company's independent certified public accountants for the current fiscal year.

           5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on September 20, 1999 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the 1999 Annual Meeting of stockholders. Only stockholders of record as of the close of business on September 20, 1999 will be entitled to notice of and to vote at the annual meeting.

     Please sign, date and mail the enclosed proxy promptly in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

     THE COMPANY URGES THAT AS MANY STOCKHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT AND THEN FILL IN, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE PRESENT IN PERSON AT THE MEETING, YOU MAY VOTE IN PERSON REGARDLESS OF HAVING SENT IN YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING AND YOUR PROMPTNESS WILL ASSIST US IN PREPARATIONS FOR THE MEETING.


                                         By Order of the Board of Directors
                                         Herbert H. Sommer, Secretary

                                   Q-MED, INC.
                              100 METRO PARK SOUTH
                        LAURENCE HARBOR, NEW JERSEY 08878

                            ------------------------

                                 PROXY STATEMENT

                            -------------------------


                                                              September 21, 1999


     This proxy statement sets forth certain information with respect to the accompanying proxy proposed to be used at the 1999 Annual Meeting of stockholders (the "Meeting") of qmed, Inc. (the "Company") or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The proxy statement and enclosed form of proxy are first being mailed to stockholders on or about October 4, 1999. The Board of Directors of the Company solicits this proxy and urges you to sign the proxy, fill in the date and return same immediately.

     Shares of the Company's common stock, $.001 par value (the "Common Stock"), represented by valid proxies in the enclosed form, executed and received in time for the meeting, will be voted as directed, or if no direction is indicated, will be voted for the election as directors of the nominees described herein and in favor of proposal Nos. 2, 3 and 4. Proxies are being solicited by mail, and, in addition, officers and regular employees of the Company may solicit proxies by telephone or personal interview. As is customary, the expense of solicitation will be borne by the Company. The Company will also reimburse brokers for the expenses of forwarding proxy solicitation material to beneficial owners of shares held of record by such brokers. Your prompt cooperation is necessary in order to insure a quorum and to avoid expense and delay.

     PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO BEING VOTED EITHER BY WRITTEN NOTICE DELIVERED TO THE SECRETARY OF THE COMPANY OR BY VOTING AT THE MEETING IN PERSON.

     The mailing address of the principal executive offices of the Company is 100 Metro Park South, 3rd Floor, Laurence Harbor, NJ 08878. The annual report of the Company for the fiscal year ended November 30, 1998 ("Fiscal 1998") including consolidated financial statements, supplementary financial information and management's discussion and analysis of financial condition and results of operations, accompanies this proxy statement.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Company's by-laws provide that the Board of Directors be comprised of three to fifteen directors. The Board of Directors have, pursuant to the by-laws, fixed the number of directors to serve until the next annual meeting of stockholders at six. Therefore, six directors are to be elected until the next annual meeting or until their successors have been elected and qualified. Proxies are solicited in favor of the nominees named below, all of whom are now serving as directors. In the event one or more of the nominees is unable to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. The Company is unaware of any information which would indicate that any of the nominees will be unable to serve and is not presently considering any additional persons to serve on the board.

                                           Director
Name                             Age        Since       Present Title
----                             ---       --------     -------------
Michael W. Cox                    57         1983       Chief Executive Officer,
                                                        President and Treasurer

David Feldman                     59         1999       Chairman of the Board

Richard I. Levin, M.D.            50         1983       Vice President, Medical
                                                        Director, and Director

Robert A. Burns                   73         1983       Director

A. Bruce Campbell, Ph.D.,
   M.D., F.A.C.D.                 50         1999       Director

Herbert H. Sommer                 41         1996       Secretary and Director

     Directors are elected to serve until the next Annual Meeting of shareholders and until their successors have been elected and qualified. The Company's officers are appointed by the Board of Directors and hold office at the will of the board.

     Mr. Cox, a founder of the Company, has served as its President and Treasurer since February, 1983 and served as Chairman of the Board from 1983 to 1996.

     Mr. Feldman was appointed Chairman of the Board in March 1999. Mr. Feldman is director of a number of mutual funds in the Dreyfus Group and of Heitman Financial LTD., a real estate investment firm. He is former Chairman and CEO of AT&T Investment Management Company, the management subsidiary of the telecommunications giant's pension funds. At the time of his retirement in 1997, Mr. Feldman had responsibility for the management of $70 billion in assets. He was the first Chairman of the New York Stock Exchange Pension Managers

Advisory Committee as well as former Chairman of the Financial Executives Institute's Committee on Investment of Employee Benefits Assets. He continues to serve as an ex-officio member of the latter two organizations. David Feldman replaced Howard Waltman who served as Chairman since June 1996.

     Dr. Levin, a founder of the Company, has been Vice President, Medical Director and Secretary of the Company since February, 1983. Dr. Levin is a Professor of Medicine at New York University School of Medicine and has served as Associate Dean there since 1997. Dr. Levin also serves as director of the New York University School of Medicine Laboratory for Cardiovascular Research and is the President of the American Heart Association, New York City affiliate. He is certified as a Diplomat from the National Board of Medical Examiners, American Board of Internal Medicine and in the sub-specialty of Cardiovascular Diseases (American Board of Internal Medicine and Cardiology). Dr. Levin also is a Fellow of the American College of Physicians, Fellow of the American College of Cardiology, and a member of the American Federation for Clinical Research, among other professional affiliations. Dr. Levin devotes such time and attention to the business affairs of the Company as he and the Company's Board of Directors deem appropriate.

     Mr. Burns, a founder of the Company, has served as a director and consultant to the Company since February, 1983. Since 1981, Mr. Burns has been the sole shareholder and President of Stuart Allen, Inc., a corporation, engaged in marketing, consulting and contract administration. From 1980 to 1981, Mr. Burns was the President of High Stoy Technological Corporation, a company that manufactured and sold medical ultrasound equipment and whose assets were sold to Squibb Corporation. From 1972 to 1979, Mr. Burns was President and Chief Operating Officer of MetPath, Inc., which operates a national clinical reference laboratory and which has since been acquired by Corning Glass Works, Inc.

     Dr. Campbell was appointed a Director in February 1999. He served as President of Monsanto Health Solutions from 1997 to 1998, Senior Vice President of Aetna US Healthcare, Inc., the nation's largest health insurer from 1996 to 1997 and Chief Medical Officer of Aetna Health Plans from 1994 to 1996. He was also Vice President, Medical Programs, for Scripps Health and is currently President and CEO of Camber Companies, LLC, a privately funded multi-disciplinary musculoskeletal ambulatory treatment center business.

     Mr. Sommer was appointed a Director and Secretary of the Company in June 1996. Mr. Sommer, whose firm, Sommer & Schneider LLP, serves as the Company's outside general counsel, has engaged in the private practice of law for the past 13 years and is licensed to do so in the State of New York. Mr. Sommer served as a director of MediData International, Inc. during 1994. Mr. Sommer's distinctions include serving as the founding Chairman of the Securities Law Committee of the Nassau County Bar Association from 1989 to 1991.

     For information concerning meetings, committees and compensation paid to the above nominees during Fiscal 1998, see "Information Concerning the Board of Directors and Committees."

CERTAIN AGREEMENTS CONCERNING NOMINATIONS TO THE BOARD

     On December 18, 1998, the Company sold an aggregate of $2,000,000 8% Convertible Subordinated Notes due December 18, 2002 (the "Notes") in a private placement to three investors led by Galen Partners L.P. III, a private investment fund affiliated with Galen Associates, Inc. In the Note Purchase Agreement entered into with the investors, as amended, the Company granted certain rights to the investors including the right to appoint a member of the Company's Board of Directors so long as the Notes are outstanding. These rights also prohibit the Company, without the approval of the Board of Directors and the consent of the investors' designee, from (i) issuing any shares of Common Stock or issuing any securities having a conversion price less than the higher of the conversion price of the Notes ($2.87 per share, subject to adjustment) or the current market price of such shares; (ii) selling, leasing, transferring or otherwise disposing of any assets otherwise than in the ordinary course of business consistent with past practice; (iii) making any capital expenditure in excess of $500,000 per fiscal year or not in accordance with the annual budget approved by the Company's board; or (iv) making any modification to the Company's certificate of incorporation or By-laws, including the adoption of any shareholders rights plan or consummation of a capital stock repurchase plan. In November 1998, the Company entered into a shareholder agreement with the holders of the Notes and purchasers of 1,926,702 shares of Common Stock which requires all of the parties to the shareholder agreement, including Michael Cox, the Company's President and CEO, to vote their shares of Common Stock in favor of the election of the person nominated by the holders of the Notes to serve as a director of the Company. As of September 20, 1999, the investors have not exercised these rights.

                                 PROPOSAL NO. 2
                           1999 EQUITY INCENTIVE PLAN

     On September 10, 1999, the Board of Directors of the Company adopted the qmed, Inc. 1999 Equity Incentive Plan (the "Plan") and directed that it be presented to the stockholders for their approval and adoption. The Incentive Plan designates a Stock Option Committee appointed by the Board of Directors and authorizes the Stock Option Committee to grant or award to eligible participants of the Company and its subsidiaries and affiliates, until August 31, 2009, stock options, stock appreciation rights, restricted stock or deferred stock awards for up to 1,000,000 shares of the common stock of the Company. The initial members of the Stock Option Committee are Robert Burns, Herbert Sommer and David Feldman.

     The following is a general description of certain features of the Incentive
Plan:

     1. Eligibility. Officers, other key employees and consultants of the Company, its subsidiaries and its affiliates who are responsible for the management, growth and profitability of the business of the Company, its subsidiaries and its affiliates are eligible to be granted stock options, stock appreciation rights, and restricted or deferred stock awards under the Plan. Directors are eligible to receive Director Stock Options.

     2. Administration. The Incentive Plan is administered by the Stock Option Committee of the Company. The Stock Option Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants and to determine the specific terms of each grant, subject to the provisions of the Incentive Plan.

     3. Stock Options. The Plan permits the granting of non-transferable stock options that are intended to qualify as incentive stock options ("ISO's") under section 422 of the Internal Revenue Code of 1986 and stock options that do not so qualify ("Non-Qualified Stock Options"). The option exercise price for each share covered by an option shall be determined by the Stock Option Committee but shall not be less than 100% of the fair market value of a share on the date of grant. The term of each option will be fixed by the Stock Option Committee, but may not exceed 10 years from the date of the grant in the case of an ISO or 10 years and two days from the date of the grant in the case of a Non-Qualified Stock Option.

     4. Stock Appreciation Rights. Non-transferable stock appreciation rights ("SAR's") may be granted in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or unrestricted common stock of the Company (as determined by the Stock Option Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. Each SAR will terminate upon the termination of the related option.

     5. Restricted Stock. Restricted shares of the common stock may be awarded by the Stock Option Committee subject to such conditions and restrictions as they may determine, which may include the attainment of performance goals. The Stock Option Committee shall also determine whether a recipient of restricted shares will pay a purchase price per share or will receive such restricted shares without, any payment in cash or property.

     6. Deferred Stock. Deferred stock awards may also be made under the Plan. These are non-transferable awards entitling the recipient to receive common stock of the Company without any payment in cash or property in one or more installments at a future date or dates, as determined by the Stock Option Committee. Receipt of deferred stock may be conditioned on such matters as the Stock Option Committee shall determine, including continued employment or attainment of performance goals.

     7. Loan Provisions. The Incentive Plan authorizes the Company, with the consent of the Stock Option Committee, to make or arrange for loans to employees in connection with the exercise of options or the payment of any purchase price for restricted stock granted under the Plan or the payment of Federal and State income taxes resulting from the granting or exercising of options or other awards under the Plan. The Stock Option Committee has full authority to decide whether to make such loans and to determine the term and provisions of any such loans including interest charged and repayment terms.

     8. Transfer Restrictions. Grants under the Plan are not transferable except, in the event of death, by will or by the laws of descent and distribution.

     9. Termination of Benefits. In certain circumstances such as death, disability, and termination without cause, beneficiaries in the Plan may exercise Options, SAR's and receive the benefits of restricted stock grants following their termination or their employment or tenure as a Director as the case may be.

     10. Change of Control. The Plan provides that (a) in the event of a "Change of Control" (as defined in the Plan), unless otherwise determined by the Stock Option Committee prior to such Change of Control, or (b) to the extent expressly provided by the Stock Option Committee at or after the time of grant, in the event of a "Potential Change of Control" (as defined in the Plan), (i) all stock options and related SAR's (to the extent outstanding for at least six months) will become immediately exercisable: (ii) the restrictions and deferral limitations applicable to outstanding restricted stock awards and deferred stock awards will lapse and the shares in question will be fully vested: and (iii) the value of such options and awards, to the extent determined by the Stock Option Committee, will be cashed out on the basis of the highest price paid (or offered) during the preceding 60-day period, as determined by the Stock Option Committee. The Change of Control and Potential Change of Control provisions may serve as a disincentive or impediment to a prospective acquirer of the Company and, therefore, may adversely affect the market price of the common stock of the Company.

     11. Amendment of the Plan. The Plan may be amended from time to time by majority vote of the Board of Directors provided as such amendment may affect outstanding options without the consent of an option holder nor may the plan be amended to increase the number of shares of common stock subject to the Plan without stockholder approval.

STOCKHOLDER VOTE REQUIRED

     The affirmative vote of a majority of the shares present in person and by proxy and voting at the meeting is required for the adoption of the above described plan.

     The Board of Directors recommends a vote FOR the adoption of the 1999 Equity Incentive Plan.

                                 PROPOSAL NO. 3
            AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
               TO AUTHORIZE A CLASS OF BLANK CHECK PREFERRED STOCK

     The Board of Directors unanimously proposes that the Fourth Article of the Company's Restated Certificate of Incorporation be amended to authorize a class of preferred stock commonly known as "blank check" preferred stock. If such amendment is approved, the text of the Fourth Article of the Company's Restated Certificate of Incorporation would read in its entirety as follows:

     "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is: twenty-two million (22,000,000), of which twenty million (20,000,000) shall be shares of Common Stock, $.001 par value, and two million (2,000,000) shall be shares of Preferred Stock, $.001 par value ("Series Preference Stock").

     A statement of the designations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Certificate of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:


     4.1 Provisions Applicable to All Series of Series Preference Stock.

          (a) Shares of Series Preference Stock may be issued from time to time in one or more series. The preferences and relative participating, optional and other special rights of each series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; the terms of each series shall be as specified in this Section 4.1 and in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Series Preference Stock, the designations, preferences and relative participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, but without limiting the generality of the foregoing, the following:

               (i) The rate and times at which, and the terms and conditions on which, dividends on the Series Preference Stock of such series shall be paid;

               (ii) The right, if any, of holders of Series Preference Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

               (iii) The redemption price or prices and the time at which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;

               (iv) The rights of the holders of Series Preference Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;

               (v) The voting power, if any, of the Series Preference Stock of such series; and

               (vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Series Preference stock of such series.

          (b) All shares of each series shall be identical in all respects to the other shares of such Series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Series Preference Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.

     4.2 Provisions Applicable to Common Stock

          (a) After the requirements with respect to preferential dividends upon the Series Preference Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

          (b) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Series Preference Stock then outstanding in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and subject to any additional or special rights of the Series Preference Stock as to the remaining assets of the Corporation for distribution, the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

          (c) Each holder of Common Stock shall have one vote in respect of each share of such stock held by him."

     The Board of Directors believes that amending the Fourth Article of the Company's Restated Certificate of Incorporation to authorize the issuance of up to Two Million (2,000,000) shares of Preferred Stock, $.001 stated value per share (the "Preferred Stock"), is in the best interests of the Company and its stockholders. The Board of Directors further believes that the ability of the Board to issue one or more series of Preferred Stock will provide the Company with increased flexibility in structuring possible future financings, acquisitions and strategic alliances and in meeting other corporate needs. The Company does not have any present plans, commitments, agreements or understandings involving the issuance of shares of Preferred Stock.

     As amended, the Fourth Article of the Company's Restated Certificate of Incorporation would grant to the Board of Directors the power to authorize the issuance of one or more series of Preferred Stock and to determine with respect to any series of Preferred Stock, the preferences, rights and other terms of such series. Accordingly, by resolution of the Board of Directors, the Board would establish the voting powers, designations, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of each series of Preferred Stock. The authorized Preferred Stock would be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which any shares of Preferred Stock may be listed or traded at the time of issuance or proposed issuance.

     It is not possible to determine the actual effect of the Preferred Stock on the rights of the holders of Common Stock until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payments of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of the Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

     The Board of Directors is required by Delaware law to make any determination to issue shares of Preferred Stock based upon its judgment as advisable and in the best interests of the stockholders and the Company. Although the Board of Directors has no present intention of doing so, it could, in the future, issue a series of Preferred Stock which, due to its terms, could impede or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other transaction. Consequently, the Board of Directors may be able to effectively block a transaction that some, or a majority of the Company's stockholders might believe to be in their best interests or in which the stockholders might receive a premium over then-prevailing market prices for the Common Stock. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors.

     Under Delaware law, the stockholders will not have any dissenters' or appraisal rights in connection with the proposed amendment of the Restated Certificate of Incorporation. If the proposed amendment is approved by the stockholders, it will become effective after filing a certificate of amendment required by the General Corporation Law of the State of Delaware.

STOCKHOLDER VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares outstanding on the record date is required for the adoption of the proposed amendment.

     The Board of Directors recommends a vote FOR the adoption of the amendment to the Company's Restated Certificate of Incorporation.

                                 PROPOSAL NO. 4
              TO RATIFY THE SELECTION OF AMPER, POLITZINER & MATTIA
                   AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has recommended that Amper, Politziner & Mattia be retained as the Company's independent certified public accountants for the fiscal year ending November 30, 1999. Although this recommendation is not required to be submitted to a vote of stockholders, the Board of Directors believes it appropriate as a matter of policy that this recommendation be submitted for ratification at the Company's annual meeting. In the event the stockholders do not ratify the retention of Amper, Politziner & Mattia, the selection of other independent auditors will be considered by the Board of Directors. See "Relationship with Independent Certified Public Accountants."

STOCKHOLDER VOTE REQUIRED

           The affirmative vote of the holders of a majority of the shares present in person and by proxy and voting at the Meeting is required for ratification of the selection of independent certified public accountants.

     The Board of Directors recommends a vote FOR ratification of the selection of Amper, Politziner & Mattia.


                        VOTING SECURITIES AND RECORD DATE

     Holders of Common Stock of the Company of record at the close of business on September 20, 1999, are entitled to notice and to vote at the Meeting. At the close of business on September 20, 1999, the Company had 12,238,781 shares of Common Stock outstanding, each of which entitled the holder thereof to one vote.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth, as of September 20, 1999, the number and percentage of shares of Common Stock of the Company, owned of record and beneficially, by each person known by the Company to own 5% or more of such stock, each director of the Company and by all executive officers and directors of the Company, as a group:

                             Approximate    Approximate
                              Number of      Percent of
Name                          Shares (1)     Class (2)
----                         -----------    -----------

Michael W. Cox               1,676,466(3)      13.2%

Robert A. Burns                 30,000(4)        <1%

Richard I. Levin, M.D.         292,698(5)         2%

David Feldman                   10,000(6)        <1%

Herbert H. Sommer               77,500(7)        <1%

A. Bruce Campbell, M.D.         10,000(8)        <1%

Galen Partners III, L.P.     3,389,204(9)        25%

Officers and
Directors as a
Group ( 6 Persons)           2,203,947(10)       21%

------------

(1) Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership includes both sole investment and voting power.

(2) Based upon 12,238,781 shares of Common Stock outstanding as of September 10, 1999 and, with respect to each stockholder, the number of shares which would be outstanding upon the exercise by such stockholder of outstanding rights to acquire stock, either upon exercise of outstanding options, warrants or conversion of other securities.

(3) Includes 486,912 shares which may be obtained upon the exercise of outstanding options.

(4) Consists of 30,000 shares which may be obtained upon the exercise of outstanding warrants.

(5) Includes 281,412 shares which may be obtained upon the exercise of outstanding options.

(6) Consists of 10,000 shares which may be obtained upon the exercise of outstanding warrants.

(7) Consists of 77,500 shares which may be obtained upon the exercise of outstanding warrants and options.

(8) Consists of 10,000 shares which may be obtained upon the exercise of outstanding options.

(9) Includes 1,781,017 shares owned by Galen Partners III, L.P. and 168,506 shares owned by two other private funds which are managed jointly with Galen Partners III L.P. (collectively the "Galen Funds"), an aggregate of 17,422 shares which may be acquired by the Galen Funds upon the conversion of outstanding convertible notes and 1,420,259 shares which may be acquired by the Galen Funds upon the exercise of outstanding warrants. Does not include shares which may be acquired by persons managing the Galen Funds to acquire up to 108,000 additional shares upon the exercise of warrants.

(10) Includes a total of 1,042,824 shares which may be obtained by officers and directors upon the exercise of outstanding options or warrants.

     The business address of Messrs. Cox, Burns and Levin is 100 Metro Park South, Laurence Harbor, New Jersey 08878. Mr. Campbell's business address is 302
W. Main Street, Suite 208, Avon, Connecticut 06001. Mr. Feldman's business address is 466 Lexington Avenue, New York, New York 10017. Galen Partners III, L.P. address is 610 Fifth Avenue - 5th Floor, Rockefeller Center, New York, New York 10020. Mr. Sommer's business address is Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, New York 11530.


                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten-percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 30, 1998 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

            INFORMATION CONCERNING BOARD OF DIRECTORS AND COMMITTEES

GENERAL

     During Fiscal 1998, the Company paid no director's fees. All directors are reimbursed for travel and other expenses relating to attendance at board meetings. Directors who are officers of the Company receive no additional compensation for service on the board. During Fiscal 1998, the Board of Directors met formally twice. All directors attended all of the meetings.

     The Board of Directors established an Audit Committee by resolution dated February 20, 1998. The Audit Committee presently consists of three members, Messrs. Cox, Feldman and Campbell. The primary purposes of the Audit Committee will be (i) to review the scope of the audit to be performed; (ii) to meet with the Company's independent certified public accountants to review the results of the audit; (iii) to review with the Company's independent certified public accountants the Company's internal auditing proceedings and controls; (iv) to make recommendations regarding the selection of the Company's independent certified public accountants; and (v) to review the Company's quarterly financial statements prior to public issuance.

     In the absence of a compensation, stock option or special committee comprised of a majority of independent directors, the Audit Committee will review any transaction of the Company in which a director or officer has a material interest.


                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information regarding the compensation of the Company's Chief Executive Officer and each of its other executive officers whose total salary and bonus for the fiscal year ended November 30, 1998 exceeded $100,000:

 Name and            Year                               Other        Restricted                         All Other
 Principal          Ended                               Annual         Stock     Options/     LTIP       Compen-
 Position          Nov. 30,    Salary       Bonus    Compensation      Awards      SARs      Payouts     sation
 --------          --------   --------      -----    ------------    ----------  -------     -------    ---------
Michael W. Cox       1998     $133,477      $-0-         $-0-            -0-       0/0         $-0-        $-0-
President,           1997      110,400       -0-          -0-            -0-     5,500/0        -0-         -0-
Chief Executive      1996      110,400       -0-          -0-            -0-       0/0          -0-         -0-
Officer

Richard I. Levin     1998     $103,629      $-0-         $-0-            -0-       0/0         $-0-        $-0-
Vice President,      1997      118,260       -0-          -0-            -0-     5,500/0        -0-         -0-
Medical Director     1996      118,260       -0-          -0-            -0-       0/0          -0-         -0-

STOCK OPTION PLANS

     On February 3, 1986, the Company's Board of Directors adopted an incentive stock option plan entitled, "qmed, Inc. 1986 Incentive Stock Option Plan" (the "1986 Plan"). The 1986 Plan was approved by the Company's shareholders in April, 1986. In December, 1986, the 1986 Plan was amended to authorize the issuance of non-qualifying stock options ("Non-Qualifying Options") with a maximum exercise period of ten years and to bring the administration of outstanding Non-Qualifying Options within the 1986 Plan.

     Pursuant to the 1986 Plan, 700,000 shares of the Company's Common Stock were reserved for issuance upon exercise of options. Options are granted by an independent committee appointed by the Board of Directors of the Company and no member of such committee is eligible to receive any options under the 1986 Plan. Options permit the grantees to purchase shares of the Company's Common Stock at a price equal to at least 100% of the market value of the stock at the date of grant. The Options are exercisable for a period of up to five years from the date of the grant, in the case of Incentive Stock Options and ten years in the case of Non-Qualifying Stock Options, are non-transferable and are not exercisable after 3 months if the employee leaves the Company's employ.

     As of November 30, 1998, all options to purchase shares of Common Stock available had been granted under the 1986 Plan.

     In September, 1990, the Board of Directors adopted the qmed, Inc. 1990 Employee Stock Incentive Plan (the "1990 Plan"). The 1990 Plan was approved by the Company's stockholders at the Company's Annual meeting in November, 1990. Pursuant to the 1990 Plan eligible participants of the Company, its subsidiaries and affiliates may receive, until September 25, 2000, stock options, stock appreciation rights, restricted stock or deferred stock awards for up to 1,000,000 shares of the Company's Common Stock.

     Pursuant to the 1990 Plan, an independent committee, in its discretion, determines those directors of the Company to be granted Director Stock Options and those officers and other key employees of the Company, its subsidiaries and affiliates to be granted Employee Stock Options, Stock Appreciation Rights, Restricted Stock Awards or Deferred Stock Awards or a combination, thereof; the type of grants to be made; the number of shares subject to such grants; the terms and conditions of the awards, including restrictions on Director Stock Options, Employee Stock Options or other awards and/or the stock relating thereto based on performance and/or such other factors as the Committee in its sole discretion determines and vesting acceleration features based on performance and/or such other factors as the Committee in its sole discretion determines; and whether, to what extent and under what circumstances stock and other amounts payable with respect to an award may be deferred either automatically or at the participant's election. Grants of options to purchase 162,133 shares were made under the 1990 Plan during Fiscal 1998.

     As of November 30, 1998, there were options to purchase 5,965 shares of Common Stock available to be granted under the 1990 Plan.

     In March 1997 the Company's Board of Directors adopted the Q-Med 1997 Equity Incentive Plan (the "1997 Plan"). The 1997 Plan was approved by the Company's stockholders at the Company's Annual meeting in May, 1997. Pursuant to the 1997 Plan eligible participants of the Company, its subsidiaries and affiliates may receive, until July 31, 2007, stock options, stock appreciation rights, restricted stock or deferred stock awards for up to 600,000 shares of the Company's Common Stock. Grants of options to purchase 191,000 shares were made under the 1997 Plan during Fiscal 1998.

     As of November 30, 1998, there were options to purchase 419,000 shares of Common Stock available to be granted under the 1997 Plan.

     The following table sets forth as to each executive officer of the Company listed in the Summary Compensation table above concerning certain options granted during the year ended November 30, 1998:

                                   % of Total
                                  Options/SARs
                     Options/     Granted to
                       SARs       Employees in      Exercise or Base  Expiration
Name                 Granted      Fiscal Year       Price Per Share      Date
----                 -------      -------------     ----------------   ---------
Michael W. Cox        0 / 0         0 / N/A             $ N/A             N/A


Richard I. Levin      0 / 0         0 / N/A             $ N/A             N/A


     The following table sets forth as to each executive officer listed in the Summary Compensation table above certain information concerning the exercise of options during the year ended November 30, 1998 and options outstanding as of such date:

                                                                                                  Value of
                                                                      Number of                  Unexercised
                                                                     Unexercised                 in-the-Money
                                  Shares                               Options                     Options
                                Acquired                             Exercisable/                Exercisable/
Name                           on Exercise     Value Realized      Unexercisable                Unexercisable
----                           -----------     --------------      --------------               -------------
Michael W. Cox                      0               $  0             286,912/0                   $729,965/0

Richard I. Levin                    0               $  0             281,412/0                   $573,118/0

BOARD REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors did not, during Fiscal 1998, have a compensation or similar committee. Accordingly, the full Board of Directors is responsible for determining and implementing the compensation policies of the Company.

     The Board's executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performances, individual initiative and achievement, as well as assisting the Company in attracting and retaining qualified executives. The Board also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value.

     Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus and long-term compensation in the form of stock options and the 401(k) Savings Plan. Compensation levels for executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered in establishing annual bonuses and other incentive compensation. In addition, the Board considers the Company's financial position and cash flow in making compensation decisions.

     The Company has certain broad-based employee benefit plans in which all employees, including the named executives, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1998, the Company also made matching contributions to the 401(k) Savings Plan for those participants.

MR. COX' COMPENSATION AND EMPLOYMENT AGREEMENT

     In reviewing Mr. Cox' performance in 1998 and determining appropriate compensation, the Board, acting through an ad hoc committee of independent directors consisting of Mr. Burns and Howard Waltman, who served as the Company's Chairman until March 1999, took the following into consideration:

     Mr. Cox was the principal force behind the Company's continuing efforts to market and sell its ohms|cad system. In addition, Mr. Cox was instrumental in obtaining a $2,000,000 private placement in the beginning of Fiscal 1998, the restructuring of a portion of the Notes issued as part of the placement into equity and raising an additional $2,200,000 of equity financing at the end of Fiscal 1998. Upon the recommendation of Messrs. Burns and Waltman,

Mr. Cox' amended employment agreement provides for significant cash and equity incentives based upon the Company's growth and performance.

     In recognition of these accomplishments, Mr. Cox base salary was increased to $140,000 per year from $110,000 per year in March 1998. The ad hoc committee believed this base level to be more in line with compensation paid to the chief executive officers in companies similar to the Company and recommended that other performance based compensation be given consideration. In December 1998, the Company and Michael W. Cox amended and extended Mr. Cox's employment agreement, which was entered into in June 1995, replacing discretionary bonuses with performance based compensation. The agreement was extended to end November 30, 2000 and provides for an initial base salary of $140,000 and increases based upon the Company managing a certain number of lives using the Company's disease management system as follows:

                                               Annual Rate of
           Number of Lives                       Base Salary
           ---------------                     --------------
                400,000                            $180,000
                500,000                            $200,000
                640,000                            $250,000

     The amended agreement also provides for cash bonuses based upon net earnings before taxes, other contingent compensation arrangements and non-recurring losses. Mr. Cox was granted 200,000 options in Fiscal 1999 under the amended agreement of which 100,000 are vested and 50,000 vest on each anniversary of the grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the year ended November 30, 1998, the Company paid Sommer & Schneider LLP an aggregate of $115,615.56 for legal services and expenses. Mr. Sommer, a director of the Company, is a partner in Sommer & Schneider LLP.

     On November 16, 1998 Michael Cox, the Company's President, CEO and a director, together with his wife, was required by the Galen Funds to invest $100,000 as part of a private placement of approximately $3,200,000. Of the $3,200,000, the Galen Funds invested $1,000,000 of cash and converted $1,050,000 of outstanding notes as part of the placement. Mr. and Mrs. Cox and 12 unaffiliated investors purchased the balance of the placement for cash. The per share purchase price for all participants was $1.67, which was determined by negotiations between the Company and the Galen Funds.


     It is the Company's policy not to engage in transactions with officers, directors, principal stockholders or affiliates or any of them unless such transactions have been approved by a majority of the disinterested directors and are upon terms no less favorable to the Company than could be obtained from an unaffiliated party in an arm's length transaction. During Fiscal 1997 there were no transactions between the Company and any officer, director or principal stockholder except as disclosed above with respect to executive compensation and stock options.


                               COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns on the common stock of the Company from November, 1992 through November 30, 1998 with the cumulative total return on the NASDAQ Stock Market - U.S. and the cumulative total return on a group of NASDAQ Health Services Stocks (SIC Code 80) compiled by the Center for Research in Security Prices at the University of Chicago (the "Peer Group"). The Company did not pay any dividends during this period.

     The graph assumes an investment of $100 in each of the Company, the NASDAQ Stock Market - U.S. and the Peer Group on November 30, 1992. The comparison also assumes that all dividends are reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                          1993     1994     1995      1996     1997      1998
                         ------  -------   -------   -------  -------   -------
Nasdaq Market Index .... 100.00  100.286   142.875   175.003  218.013   267.279
SIC Code Index ......... 100.00  122.988   146.093   150.237  154.811   121.910
Q-Med, Inc. ............ 100.00   73.333   453.333   540.000  400.000   203.360

     The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock. The stock price performance graph shall not be deemed to be incorporated into any filing under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent that the Company specifically incorporates this information by reference.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed Amper, Politziner & Mattia, independent certified public accountants to serve as auditors for Fiscal 1999. Amper, Politziner & Mattia audited the Company's financial statements as of and for each of the years ended November 30, 1996, 1997 and 1998.

     A representative of the firm of Amper, Politziner & Mattia is expected to be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.


                                  ANNUAL REPORT

     The Company's annual report for Fiscal 1998 is enclosed herewith.

     A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO:

                                   Q-MED, INC.

                              100 Metro Park South
                            Laurence Harbor, NJ 08878
                             Att: Investor Relations



                              STOCKHOLDER PROPOSALS

     Proposals by Stockholders intended to be presented at the next annual meeting to be held in 2000 must be received by the Secretary of the Company a reasonable time before the Company begins to print its proxy materials in order to be included in the proxy statement for that meeting.

                                 OTHER BUSINESS

     There is no matter other than those described above, so far as is known to the management of the Company, at the date of this proxy statement, to be acted on at the meeting. It is intended, however, if other matters come up for action at said meeting or any adjournments thereof, that the persons named in the enclosed form of proxy shall, in accordance with the terms of the proxy, have authority in their discretion to vote shares represented by proxies received by them, in regard to such other matters, as seems to said persons in the best interests of the Company and its stockholders.

                                              Q-MED, INC.

                                              /s/ HERBERT H. SOMMER
                                              ---------------------
                                              Herbert H. Sommer
                                              Secretary

                                     [FRONT]
                                                                           PROXY

                                   Q-MED, INC.
                              100 METRO PARK SOUTH
                        LAURENCE HARBOR, NEW JERSEY 08878

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael W. Cox and Herbert H. Sommer as proxies, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated on the reverse side, all of the shares of common stock of Q-Med, Inc. held of record by the undersigned on September 20, 1999, at the annual meeting of stockholders to be held on October 25, 1999 or any adjournment thereof.

                                     [BACK]


This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR Proposal 1 through 5, inclusive.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1. ELECTION OF DIRECTORS

NOMINEES: Michael W. Cox, David Feldman, Richard I. Levin, M.D., Robert A. Burns, Dr. A. Bruce Campbell and Herbert H. Sommer

                         FOR                          WITHHELD
                    all nominees                  from all nominees

FOR, except vote withheld from the following nominee(s):

2.   To approve the Company's 1999 Equity Incentive Plan


3. To approve an amendment to the Company's Restated Certificate of Incorporation to create a class of "blank check" preferred stock.

                                  For [ ]         Against [ ]        Abstain [ ]


4. To ratify the selection of Amper, Politziner & Mattia to serve as the Company's independent certified public accountants.

                                  For [ ]         Against [ ]        Abstain [ ]


5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                  For [ ]         Against [ ]        Abstain [ ]


Please sign exactly as name appears hereon. When shares are by joint tenants, both should sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        Signature                                   Date

        Signature                                   Date